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Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

        We hereby consent to the inclusion of our fairness opinion as Annex B to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of Frederick County Bancorp, Inc. with and into ACNB Corporation and to the references to such opinion and our firm's name in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

September 16, 2019

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  Exhibit 99.1
CONSENT OF BOENNING & SCATTERGOOD, INC.